EXHIBIT 4.1.2


                                                               MARCH 8, 1996

Standard & Poor's Ratings Group
Bond Insurance Administration
25 Broadway
New York, N.Y. 10004-1064
Telephone 212/208-1061
Fax: 212/208-8262

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Defined Asset Funds
P.O. Box 9051
Princeton, N.J. 08543-9051

The Chase Manhattan Bank, N.A.
1 Chase Manhattan Plaza-3B
New York, NY 10081



RE: GOVERNMENT SECURITIES INCOME FUND, MONTHLY PAYMENT U.S. TREASURY SERIES-25
   (LADDERED MATURITIES), DEFINED ASSET FUNDS 1933 ACT REGISTRATION NO.
   333-00009


Gentlemen:



  Pursuant to your request for a Standard & Poor's rating on the units of the above-captioned trust, SEC # 333- 00009 we have reviewed the information presented to us and have assigned a "AAA" rating to the units in the trust. The rating is a direct reflection of the portfolio of the trust, which will be composed solely of U.S. Treasury Debt Obligations fully guaranteed as to principal and interest by the full faith and credit of the United States.


  You have permission to use the name of Standard & Poor's and the above-assigned rating in connection with your dissemination of information relating to these units, provided that it is understood that the rating is not a "market" rating nor recommendations to buy, hold, or sell the units of the trust. Further, it should be understood that the rating does not take into account the extent to which fund expenses or portfolio asset sales for less than the fund's purchase price will reduce payment to the unit holders of the interest and principal required to be paid on the portfolio assets. S&P reserves the right to advise its own clients, subscribers, and the public of the rating. S&P relies on the Sponsor and its counsel, accountants, and other experts for the accuracy and completeness of the information submitted in connection with the ratings. S&P does not independently verify the truth or accuracy of any such information.


  This letter evidences our consent to the use of the name of Standard & Poor's Corporation and the above- assigned rating in the registration statement or prospectus relating to the units of the trust. However, this letter should not be construed as a consent by us, within the meaning of Section 7 of the Securities Act of 1933, to the use of the name of Standard & Poor's Corporation in connection with the ratings assigned to the securities contained in the trust. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.


  Please be certain to send us three copies of your final prospectus as soon as it becomes available. Should we not receive them within a reasonable time after the closing or should they not conform to the representations made to us, we reserve the right to withdraw the rating.


  We are pleased to have had the opportunity to be of service to you. Our bill will be sent to you within one month. If we can be of further help, please do not hesitate to call upon us.


                               Very truly yours,



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                               Vincent S. Orgo
                               Standard & Poor's Corporation


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